SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 2)1

                               Lennar Corporation
                (formerly known as Pacific Greystone Corporation)
 ------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $0.10 par value per share
 ------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    526057104
 ------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  July 1, 1998
 ------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ]      Rule 13d-1(b)

                  [ ]      Rule 13d-1(c)

                  [ ]      Rule 13d-1(d)


-------------------------
1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G
----------------------------                            ------------------------
    CUSIP No. 526057104                                      Page 2 of 10
----------------------------                            ------------------------

--------------------------------------------------------------------------------
   1         NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                  Warburg, Pincus Investors, L.P.
                  I.D. #13-3549187
--------------------------------------------------------------------------------
   2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
   3         SEC USE ONLY
--------------------------------------------------------------------------------
   4         CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
--------------------------------------------------------------------------------
              5   SOLE VOTING POWER
                  0 Shares of Common Stock
 NUMBER OF
             -------------------------------------------------------------------
              6   SHARED VOTING POWER
   SHARES         7,076,600 Shares of Common Stock


BENEFICIALLY
             -------------------------------------------------------------------
              7   SOLE DISPOSITIVE POWER
   OWNED          0 Shares of Common Stock


  BY EACH
             -------------------------------------------------------------------
              8   SHARED DISPOSITIVE POWER
 REPORTING        7,076,600 Shares of Common Stock


PERSON WITH
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  7,076,600 Shares of Common Stock
--------------------------------------------------------------------------------
     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES                                                      [ ]
--------------------------------------------------------------------------------
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  14.7%
--------------------------------------------------------------------------------
     12      TYPE OF REPORTING PERSON
                  PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G
----------------------------                            ------------------------
    CUSIP No. 526057104                                      Page 3 of 10
----------------------------                            ------------------------

--------------------------------------------------------------------------------
   1         NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                  Warburg, Pincus & Co.
                  I.D. #13-6358475
--------------------------------------------------------------------------------
   2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
   3         SEC USE ONLY
--------------------------------------------------------------------------------
   4         CITIZENSHIP OR PLACE OF ORGANIZATION
                  New York
--------------------------------------------------------------------------------
              5   SOLE VOTING POWER
                  0 Shares of Common Stock
 NUMBER OF
             -------------------------------------------------------------------
              6   SHARED VOTING POWER
   SHARES         7,233,578 Shares of Common Stock*


BENEFICIALLY
             -------------------------------------------------------------------
              7   SOLE DISPOSITIVE POWER
   OWNED          0 Shares of Common Stock


  BY EACH
             -------------------------------------------------------------------
              8   SHARED DISPOSITIVE POWER
 REPORTING        7,233,578 Shares of Common Stock*


PERSON WITH
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  7,233,578 Shares of Common Stock*
--------------------------------------------------------------------------------
     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES                                                      [ ]
--------------------------------------------------------------------------------
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  15.0%
--------------------------------------------------------------------------------
     12      TYPE OF REPORTING PERSON
                  PN
--------------------------------------------------------------------------------

------------------------
* Warburg, Pincus & Co. may be deemed to benefically own 156,978 shares included herein that are held by its asset management affiliate.

                                  SCHEDULE 13G
----------------------------                            ------------------------
    CUSIP No. 526057104                                      Page 4 of 10
----------------------------                            ------------------------

--------------------------------------------------------------------------------
   1         NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                  E.M. Warburg, Pincus & Co., LLC
                  ID #13-3536050
--------------------------------------------------------------------------------
   2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
   3         SEC USE ONLY
--------------------------------------------------------------------------------
   4         CITIZENSHIP OR PLACE OF ORGANIZATION
                  New York
--------------------------------------------------------------------------------
              5   SOLE VOTING POWER
                  0 Shares of Common Stock
 NUMBER OF
             -------------------------------------------------------------------
              6   SHARED VOTING POWER
   SHARES         7,076,600 Shares of Common Stock


BENEFICIALLY
             -------------------------------------------------------------------
              7   SOLE DISPOSITIVE POWER
   OWNED          0 Shares of Common Stock


  BY EACH
             -------------------------------------------------------------------
              8   SHARED DISPOSITIVE POWER
 REPORTING        7,076,600 Shares of Common Stock


PERSON WITH
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  7,076,600 Shares of Common Stock
--------------------------------------------------------------------------------
     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES                                                      [ ]
--------------------------------------------------------------------------------
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  14.7%
--------------------------------------------------------------------------------
     12      TYPE OF REPORTING PERSON
                  OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G
----------------------------                            ------------------------
    CUSIP No. 526057104                                      Page 5 of 10
----------------------------                            ------------------------


 ITEM 1(a): Name of Issuer:

            Lennar Corporation (formerly known as Pacific Greystone Corporation)


 ITEM 1(b): Address of Issuer's Principal Executive Offices:

            700 Northwest 107th Avenue, Miami, Florida  33172


 ITEM 2(a): Name of Persons Filing:

            This Statement is filed by and on behalf of (a) Warburg, Pincus Investors, L.P., a Delaware limited partnership ("WPI"); (b) Warburg, Pincus & Co., a New York general partnership ("WP"); and
            (c) E.M. Warburg, Pincus & Co., LLC, a New York limited liability company ("EMW LLC"), which manages WPI. WP, the sole general partner of WPI, has a 20% interest in the profits of WPI. Lionel I. Pincus is the managing partner of WP and the managing member of EMW LLC and may be deemed to control both WP and EMW LLC. The members of EMW LLC are substantially the same as the partners of WP.

 ITEM 2(b): Address of Principal Business Office or, if None, Residence:


            466 Lexington Avenue
            New York, New York  10017

 ITEM 2(c): Citizenship:

            Not applicable.


 ITEM 2(d): Title of Class of Securities:

            Common Stock, $0.10 par value per share (the "Common Stock").


 ITEM 2(e): CUSIP Number:

            526057104

                                  SCHEDULE 13G
----------------------------                            ------------------------
    CUSIP No. 526057104                                      Page 6 of 10
----------------------------                            ------------------------


 ITEM 3: If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

            (a)   [ ] Broker or dealer registered under Section 15 of the
                      Exchange Act;
            (b)   [ ] Bank as defined in Section 3(a)(6) of the Exchange Act;
            (c)   [ ] Insurance company as defined in Section 3(a)(19) of the
                      Exchange Act;
            (d)   [ ] Investment company registered under Section 8 of the
                      Investment Company Act;
            (e)   [ ] An investment adviser in accordance with Rule
                      13d-1(b)(1)(ii)(E);
            (f)   [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
            (g)   [ ] A parent holding company or control person in
                      accordance with Rule 13d-1(b)(1)(ii)(G);
            (h)   [ ] A savings association as defined in Section
                      3(b) of the Federal Deposit Insurance Act;
            (i)   [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
            (j)   [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


            If this statement is filed pursuant to Rule 13d-1(c), check this
            box:            [ ]


ITEM 4:     Ownership.

            (a)   Amount Beneficially Owned:

                  7,076,600 shares of Common Stock as of December 31, 1998

            (b)   Percent of Class:

                  14.7%

            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:
                        0 shares of Common Stock

                  (ii)  Shared power to vote or to direct the vote:
                        7,076,600 shares of Common Stock

                  (iii) Sole power to dispose or to direct the disposition of:
                        0 shares of Common Stock

                  (iv)  Shared power to dispose or to direct the disposition of:
                        7,076,600 shares of Common Stock

                                  SCHEDULE 13G
----------------------------                            ------------------------
    CUSIP No. 526057104                                      Page 7 of 10
----------------------------                            ------------------------


ITEM 5:     Owner of Five Percent or Less of a Class.

            Not applicable.


ITEM 6:     Ownership of More than Five Percent on Behalf of Another Person.

            Not applicable.


ITEM 7: Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

            Not applicable.


ITEM 8:     Identification and Classification of Members of the Group.

            Not applicable.


ITEM 9:     Notice of Dissolution of a Group.

            Not applicable.


ITEM 10:    Certification.

            Not applicable.

                                  SCHEDULE 13G
----------------------------                            ------------------------
    CUSIP No. 526057104                                      Page 8 of 10
----------------------------                            ------------------------




                                   SIGNATURES


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 2, 1999



                                    WARBURG, PINCUS INVESTORS, L.P.

                                    By:  Warburg, Pincus & Co., General Partner


                                    By:   /s/ Stephen Distler
                                       -------------------------------------
                                    Name:     Stephen Distler
                                    Title:    Partner



                                    WARBURG, PINCUS & CO.


                                    By:   /s/ Stephen Distler
                                       -------------------------------------
                                    Name:     Stephen Distler
                                    Title:    Partner



                                    E.M. WARBURG, PINCUS & CO., LLC


                                    By:   /s/ Stephen Distler
                                       -------------------------------------
                                    Name:     Stephen Distler
                                    Title:    Member

                                  SCHEDULE 13G
----------------------------                            ------------------------
    CUSIP No. 526057104                                      Page 9 of 10
----------------------------                            ------------------------


                                    SCHEDULES

Schedule I Joint Filing Agreement, dated February 11, 1997, among the signatories to this Amendment No. 2 to Schedule 13G.

                                  SCHEDULE 13G
----------------------------                            ------------------------
    CUSIP No. 526057104                                      Page 10 of 10
----------------------------                            ------------------------


                                                                      SCHEDULE I


                             JOINT FILING AGREEMENT
                          PURSUANT TO RULE 13d-1(f)(1)


            The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

Dated:  February 11, 1997

                                                WARBURG, PINCUS INVESTORS, L.P.

                                                By:   Warburg, Pincus & Co.,
                                                      General Partner

                                                By:  /s/ Stephen Distler
                                                Name:    Stephen Distler
                                                Title:   Partner


                                                WARBURG, PINCUS & CO.

                                                By:  /s/ Stephen Distler
                                                Name:    Stephen Distler
                                                Title:   Partner


                                                E.M. WARBURG, PINCUS & CO., LLC

                                                By:  /s/ Stephen Distler
                                                Name:    Stephen Distler
                                                Title:   Member